Filed Pursuant to Rule 424(b)(2)
Registration Number 333-249829

Pricing Supplement No. 27 to Prospectus Supplement and Prospectus dated November 3, 2020 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) Medium-Term Note Program, Series G

ELEMENTSSM

Linked to the

SPECTRUM Large Cap U.S. Sector Momentum Index

developed by BNP Paribas

due August 8, 2022

The ELEMENTSSM Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas due August 8, 2022 (the “Securities”) do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by SEK based on the performance of the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas less an investor fee.  The Securities have been continuously offered to the public since August 1, 2007.  Prior to January 30, 2009, they were offered to the public pursuant to Pricing Supplement No. 59 to the Prospectus and Prospectus Supplement dated January 30, 2006 relating to SEK’s Medium-Term Notes, Series D (Commission file No. 333-131369).  From January 30, 2009 to, but excluding, November 7, 2014, they were offered to the public pursuant to Pricing Supplement No. 38 to the Prospectus and Prospectus Supplement dated December 15, 2008 relating to SEK’s Medium-Term Notes, Series E (Commission file No. 333-156118). From November 7, 2014 to, but excluding, January 28, 2016, they were offered to the public solely pursuant to Pricing Supplement No. 1 to the Prospectus and Prospectus Supplement dated November 3, 2014 relating to SEK’s Medium-Term Notes, Series F (Commission file No. 333-199784).  From January 28, 2016 to, but excluding, November 3, 2017, they were offered to the public solely pursuant to Pricing Supplement No. 1 to the Prospectus, Prospectus Supplement dated November 3, 2014 and Prospectus Addendum dated January 28, 2016 relating to SEK’s Medium-Term Notes, Series F (Commission file No. 333-199784). From November 3, 2017 to, but excluding, May 14, 2019, they were offered to the public solely pursuant to Pricing Supplement No. 6 dated November 3, 2017 to the Prospectus and Prospectus Supplement dated November 3, 2017 relating to SEK’s Medium-Term Notes, Series F (Commission file No. 333-221336). From May 14, 2019, but excluding the date hereof, they were offered to the public solely pursuant to Pricing Supplement No. 25 dated May 14, 2019 to the Prospectus and Prospectus Supplement dated November 3, 2017 relating to SEK’s Medium-Term Notes, Series F (Commission file No. 333-221336).  As of the date hereof, they shall be offered to the public solely pursuant to this Pricing Supplement No. 27 dated November 3, 2020 to the Prospectus and Prospectus Supplement dated November 3, 2020 relating to SEK’s Medium-Term Notes, Series G (Commission file No. 333-249829).  Securities issued to date have been issued as Medium-Term Notes, Series D, Series E or Series F.  Securities issued hereafter will be issued as Medium-Term Notes, Series G.  The Securities are senior unsecured debt securities of the issuer and are not savings accounts, deposits, or other obligations of a bank. The Securities are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Sweden, or any other jurisdiction, nor are they obligations of the Kingdom of Sweden.  All payments on the Securities are subject to the credit risk of the Issuer.

The principal terms of the Securities are as follows:

Issuer: Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”).

Underlying Index: The return on the Securities is linked to the performance of the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas (also referred to as the S&P Custom/BNP Paribas — SPECTRUM US Sector Momentum IndexTM) (the “Index”). The Index tracks the value of a notional portfolio composed of the ten sub-indices of the S&P 500 Index.  The level of the Index is based on the relative weights of the sub-indices within the Index; such weights are monitored and may be rebalanced daily based on a momentum strategy.  According to this momentum strategy, the weights of sub-indices that outperform the S&P 500 Total Return Index (the “SPTR”) are increased in the Index, while the weights of sub-indices that underperform are reduced. The weights are then modified to account for the correlation between each sub-index and the SPTR. The Index is designed to take advantage of the disparate performance of the sub-indices relative to each other and to the SPTR.  The Index is a proprietary index of BNP Paribas and is calculated and published by Standard & Poor’s (“S&P”) and published on Bloomberg under the symbol SPBNPSP.

Payment at Maturity: If your Securities have not previously been repurchased by SEK at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market: The Securities have been approved for listing, and are currently trading, on the NYSE Arca under the ticker symbol “EEH”.  If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Repurchase of the Securities: Subject to the requirements described below, you may offer $5,000,000 principal amount or more of your Securities to SEK for repurchase during the term of the Securities on a weekly repurchase date which began on November 5, 2007.  If you elect to offer your Securities for repurchase, and the requirements for acceptance by SEK are met, you will receive a cash payment in an amount equal to the weekly repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase Mechanics:  You may offer your Securities to SEK for repurchase during the term of the Securities. To offer your Securities for repurchase on a repurchase date, you and your broker must deliver an irrevocable offer for repurchase to BofA Securities, Inc. (“BofAS”) no later than 5:00 p.m., New York City, time on the fifth scheduled business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities — Repurchase Procedures”. If you fail to comply with these procedures, your offer will be deemed ineffective and SEK will not be obligated to repurchase your Securities.  Any offers for repurchase will be irrevocable.  Also, unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which SEK will repurchase your Securities will be July 25, 2022.

(cover continued on next page)

BofA Securities

As Agent for

Pricing Supplement dated November 3, 2020

ELEMENTSSM and  are service marks of Bank of America Corporation.

(continued from previous page)

Valuation Date: Valuation date means each Tuesday from October 30, 2007 to August 2, 2022 inclusive.  We refer to Tuesday, August 2, 2022, as the “final valuation date”.  If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

Repurchase Date: A repurchase date is the fourth business day following a valuation date.  Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which SEK will repurchase your Securities will be July 25, 2022.

Inception Date:  August 1, 2007.

Initial Settlement Date: August 8, 2007.

Index Factor: The index factor on any given day, other than the final valuation date, will be equal to the closing value of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing value of the Index on the inception date and is equal to 1,063.97.

Fee Factor: The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.  The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the value of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by SEK.

Trading Day: A trading day is a day on which (i) the value of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, the Nasdaq Stock Market and the NYSE Alternext US and (iii) trading is generally conducted on the markets on which the stocks underlying the Index are traded, in each case as determined by the Securities Calculation Agent in its sole discretion.

Business Day: A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or Stockholm, Sweden generally are authorized or obligated by law, regulation or executive order to close.

CUSIP Number: 870297 504

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch Pierce Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofAS, and Nuveen Investments, acting as our agents, sold Securities on the inception date  directly to investors and to dealers acting as principals at 100% of their stated principal amount of $10.00 each.  Additional Securities have been sold since the inception date and may in the future be offered and sold from time to time through the  agent named on the cover page and one or more dealers. We have received and will receive in the future proceeds equal to 100% of the offering price of Securities sold after the inception date.  As of November 2, 2020 there was an aggregate of 45,854 Securities issued and outstanding.

The agent named on the cover of this pricing supplement and any dealer in the initial and any subsequent distribution is expected to charge normal commissions for the purchase of the Securities. BofAS, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), will receive the investor fee.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

TABLE OF CONTENTS

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the ELEMENTSSM Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas due August 8, 2022 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. References to the “prospectus” mean our accompanying prospectus, dated November 3, 2020 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated November 3, 2020 which supplements the prospectus.

We have since the inception date and may in the future, without your consent, create and issue securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you sell your Securities?

•	How do you offer your Securities for repurchase by SEK?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do you calculate the payment on the Securities?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas (also referred to as the S&P Custom/BNP Paribas — SPECTRUM US Sector Momentum IndexTM) (the “Index”). The Securities will be issued in denominations of $10 stated principal amount.

The Index is a proprietary index of BNP Paribas (“BNP”) that is positioned as a “U.S. equity large cap” investment.  The Index is a custom Standard & Poor’s (the “Index Calculation Agent” or “S&P”) index licensed and calculated by S&P and published on Bloomberg under the symbol SPBNPSP.  The Index applies the methodology of “momentum investing” to the ten component sub-Indices of the S&P 500 Index (the “Sub-indices” and each a “Sub-index”).  Each of the component stocks of the S&P 500 Index (the “Index Components”) belongs to one of the ten Sub-indices. According to the index calculation methodology, the Index is rebalanced daily in two steps to account for the different performances of the Sub-indices relative to the S&P 500 Total Return Index (the “SPTR”).  In the first step, the relative weights of the Sub-indices that perform well relative to the SPTR (on the basis of the semi-annual performance of a semi-annual moving average) are increased, while the relative weights of the Sub-indices that perform poorly are reduced. In the second step, a “benchmarking” methodology is applied to make the Index a more efficient tracker of the SPTR.  First, the weights are modified according to the correlation between each Sub-index and the SPTR. Sub-indices that correlate poorly compared to the SPTR may see their weight reduced, while Sub-indices that correlate highly may see their weight increased.  Once the new weights are computed, they are compared to the current weights.  If the new weights of the Sub-indices are sufficiently different from their current weights, as determined by mathematical formulae which are fixed by BNP, the Index is rebalanced and the current weights are reset to the new computed weights.  For more information see “The Index” below.

If your Securities have not been previously repurchased by SEK at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor determined on the final valuation date times the fee factor on the final valuation date. Prior to maturity, you may, subject to certain restrictions, offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities, provided that you offer at least $5,000,000 principal amount of Securities for repurchase and follow the procedures as described below. If you choose to offer your Securities for repurchase on a repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

The index factor on any given day, other than the final valuation date, will be equal to the closing value of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is equal to 1,063.97.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.  The annual investor fee is equal to 0.75%.

A repurchase date is the fourth business day following a valuation date.  A valuation date is each Tuesday from October 30, 2007 to August 2, 2022 inclusive or, if such date is not a trading day, the next succeeding trading day. Unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which SEK will repurchase your Securities will be July 25, 2022.  The weekly scheduled valuation date may be postponed due to a market disruption event up to four scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than four scheduled trading days, the value of the Index for such weekly repurchase date will be determined (or, if not determinable, estimated) by the calculation agent for the Securities, initially BofAS (the “Securities Calculation Agent”), in a manner which it considers commercially reasonable under the circumstances on such weekly valuation date, as postponed.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity, or upon repurchase of your Securities by SEK, will be calculated, see “— How Do You Calculate the Payment on the Securities? — Hypothetical Examples” below and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the value of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by SEK. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by SEK.

How Do You Sell Your Securities?

The Securities have been approved for listing, and are currently trading, on the NYSE Arca. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

How Do You Offer Your Securities for Repurchase by SEK?

If you wish to offer your Securities to SEK for repurchase, you and your broker must follow the following procedures:

•	your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement,

to BofAS by 5:00 p.m., New York City time, on the fifth scheduled business day before the applicable valuation date prior to the applicable repurchase date. You must offer $5,000,000 principal amount or more of your Securities for repurchase by SEK on any repurchase date. BofAS must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable weekly repurchase value, facing BofAS; and

•	your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the fourth business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If BofAS does not receive your offer to repurchase by 5:00 p.m., on the fifth scheduled business day prior to the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your Securities on the applicable repurchase date.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Uncertain Principal Repayment — If the value of the Index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•	No Interest Payments — You will not receive any periodic interest payments on the Securities.

•	A Trading Market for the Securities May Not Develop — Although the Securities have been approved for listing, and are currently trading on the NYSE Arca, a trading market for your Securities may not develop. We are not required to maintain any listing of the Securities on the NYSE Arca or any other exchange.

•	SEK May Stop Issuing or Selling the Securities — SEK may stop issuing the Securities at any time. Any discontinuance of sales could give rise to distortions in the market for the Securities, resulting in the Securities trading at a significant premium, and price volatility. If you purchase the Securities when they are trading at a premium, and that premium decreases or is eliminated at the time you wish to sell your Securities, you could incur a significant loss in connection with that sale.

•	The Intraday Indicative Value is not the Same as the Trading or Closing Price of the Securities — The intraday or closing indicative value of the Securities is not the same as their trading price on the NYSE, the payment to you upon repurchase or the payment at maturity. The intraday indicative value is our approximation of the valuation of the Securities, calculated as described in “Valuation of the Securities — Indicative Value.” The intraday indicative value may be higher, lower or equal to the Securities’ trading price on the NYSE, the payment to you upon repurchase or the payment at maturity.

•	Restrictions on repurchases by SEK — You must offer at least $5,000,000 principal amount of Securities to SEK for your offer for repurchase to be considered.

•	Your Offer for Repurchase Is Irrevocable — You will not be able to rescind your offer for repurchase after it is received by BofAS, so you will be exposed to market risk in the event market conditions change after BofAS receives your offer.

•	You Will Not Know the Weekly Repurchase Value at the Time You Offer the Securities for Repurchase Your offer to repurchase the Securities must be submitted on the fifth scheduled business day prior to the applicable valuation date. The weekly repurchase value of the Securities may decrease between the business day on which you submit your offer to repurchase and the relevant valuation date.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Index.

•	You believe the value of the Index will increase by an amount sufficient to offset the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the Securities.

•	You are willing to accept the risk of fluctuations in the value of the Index.

•	You do not seek current income from this investment.

The	Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the value of the Index.

•	You seek a guaranteed return of principal.

•	You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

What Are the Tax Consequences?

We intend to take the position that the Securities will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Security, you will be deemed to have agreed to that treatment. If the Securities are so treated, you should recognize capital gain or loss upon the sale, repurchase or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your adjusted tax basis in the Securities.

No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain, and it is possible that the Internal Revenue Service (“IRS”) may assert an alternative treatment.  It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment noted above, and that any such guidance could have retroactive effect. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “United States Federal Income Tax Considerations” below.

How Do You Calculate the Payment on the Securities?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon repurchase by SEK.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.  The annual investor fee is equal to 0.75%.

Step 2: Calculate the index factor

The index factor on any given day, other than the final valuation date, will be equal to the closing value of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is equal to 1,063.97.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by SEK, as applicable, equal to the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the value of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by SEK. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by SEK.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances beginning on the inception date. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances.  The figures in these examples have been rounded for convenience.  Figures for year 15 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	1,063.97

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	1,063.97	1.00	0.00%	100.00%	$10.00
1	1,010.77	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	797.98	0.75	1.50%	98.50%	$7.39	-13.40%	-14.05%
3	1,202.28	1.13	2.25%	97.75%	$11.05	4.16%	3.37%
4	1,595.96	1.50	3.00%	97.00%	$14.55	10.67%	9.83%
5	989.49	0.93	3.75%	96.25%	$8.95	-1.44%	-2.19%
6	1,202.28	1.13	4.50%	95.50%	$10.79	2.06%	1.28%
7	1,489.56	1.40	5.25%	94.75%	$13.27	4.92%	4.12%
8	1,861.95	1.75	6.00%	94.00%	$16.45	7.25%	6.42%
9	1,872.58	1.76	6.75%	93.25%	$16.41	6.48%	5.66%
10	2,127.94	2.00	7.50%	92.50%	$18.50	7.18%	6.35%
11	2,659.93	2.50	8.25%	91.75%	$22.94	8.69%	7.84%
12	2,925.92	2.75	9.00%	91.00%	$25.03	8.80%	7.94%
13	3,191.91	3.00	9.75%	90.25%	$27.08	8.82%	7.96%
14	4,521.88	4.25	10.50%	89.50%	$38.04	10.89%	10.01%
15	5,851.84	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	1,063.97

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	1,063.97	1.00	0.00%	100.00%	$10.00
1	1,024.99	0.96	0.75%	99.25%	$9.56	-3.66%	-4.39%
2	1,068.15	1.00	1.50%	98.50%	$9.89	0.20%	-0.56%
3	1,586.04	1.49	2.25%	97.75%	$14.57	14.23%	13.37%
4	1,078.94	1.01	3.00%	97.00%	$9.84	0.35%	-0.41%
5	949.47	0.89	3.75%	96.25%	$8.59	-2.25%	-3.00%
6	1,068.15	1.00	4.50%	95.50%	$9.59	0.07%	-0.70%
7	1,618.41	1.52	5.25%	94.75%	$14.41	6.18%	5.36%
8	1,618.41	1.52	6.00%	94.00%	$14.30	5.38%	4.57%
9	2,157.88	2.03	6.75%	93.25%	$18.91	8.17%	7.34%
10	2,999.45	2.82	7.50%	92.50%	$26.08	10.92%	10.06%
11	3,366.29	3.16	8.25%	91.75%	$29.03	11.04%	10.17%
12	3,236.82	3.04	9.00%	91.00%	$27.68	9.71%	8.86%
13	3,452.61	3.25	9.75%	90.25%	$29.29	9.48%	8.62%
14	4,585.50	4.31	10.50%	89.50%	$38.57	11.00%	10.12%
15	5,851.84	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	1,063.97

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C *E
0	1,063.97	1.00	0.00%	100.00%	$10.00
1	1,024.99	0.96	0.75%	99.25%	$9.56	-3.66%	-4.39%
2	863.15	0.81	1.50%	98.50%	$7.99	-9.93%	-10.61%
3	1,111.31	1.04	2.25%	97.75%	$10.21	1.46%	0.69%
4	1,564.46	1.47	3.00%	97.00%	$14.26	10.12%	9.28%
5	2,017.62	1.90	3.75%	96.25%	$18.25	13.65%	12.79%
6	2,157.88	2.03	4.50%	95.50%	$19.37	12.51%	11.65%
7	2,697.35	2.54	5.25%	94.75%	$24.02	14.21%	13.34%
8	2,967.09	2.79	6.00%	94.00%	$26.21	13.68%	12.80%
9	2,157.88	2.03	6.75%	93.25%	$18.91	8.17%	7.34%
10	1,661.57	1.56	7.50%	92.50%	$14.45	4.56%	3.75%
11	1,327.10	1.25	8.25%	91.75%	$11.44	2.03%	1.23%
12	1,888.15	1.77	9.00%	91.00%	$16.15	4.90%	4.07%
13	1,542.88	1.45	9.75%	90.25%	$13.09	2.90%	2.09%
14	1,068.15	1.00	10.50%	89.50%	$8.99	0.03%	-0.76%
15	531.99	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	1,063.97

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C *E
0	1,063.97	1.00	0.00%	100.00%	$10.00
1	1,024.99	0.96	0.75%	99.25%	$9.56	-3.66%	-4.39%
2	1,078.94	1.01	1.50%	98.50%	$9.99	0.70%	-0.06%
3	1,262.36	1.19	2.25%	97.75%	$11.60	5.86%	5.06%
4	2,017.62	1.90	3.00%	97.00%	$18.39	17.35%	16.46%
5	1,942.09	1.83	3.75%	96.25%	$17.57	12.79%	11.93%
6	1,931.30	1.82	4.50%	95.50%	$17.33	10.45%	9.60%
7	1,445.78	1.36	5.25%	94.75%	$12.88	4.48%	3.68%
8	1,478.15	1.39	6.00%	94.00%	$13.06	4.20%	3.39%
9	1,294.73	1.22	6.75%	93.25%	$11.35	2.21%	1.41%
10	1,208.41	1.14	7.50%	92.50%	$10.51	1.28%	0.49%
11	1,078.94	1.01	8.25%	91.75%	$9.30	0.13%	-0.65%
12	949.47	0.89	9.00%	91.00%	$8.12	-0.94%	-1.72%
13	863.15	0.81	9.75%	90.25%	$7.32	-1.60%	-2.37%
14	776.84	0.73	10.50%	89.50%	$6.53	-2.22%	-2.99%
15	531.99	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

RISK FACTORS

The following section of this pricing supplement contains information about risks that are particular to the Securities or the medium-term notes in general. Investors in the Securities are also exposed to further risks related to the issuer of the Securities, SEK, which are described in SEK’s annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC and incorporated by reference herein. See the information under “Risk Factors” beginning on page 6 of the annual report on Form 20-F.

The Securities are unsecured debt securities of SEK. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index Components, the Sub-indices or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with “Risks Associated with the Notes” beginning on page S-6 of the accompanying prospectus supplement and the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Securities.

Even If the Value of the Index at Maturity or upon Repurchase by SEK Exceeds the Index Level at Your Date of Purchase, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the value of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by SEK. If the value of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by SEK.

The Principal of Your Securities is Not Protected and You May Lose All or a Significant Portion of Your Investment in the Securities

The principal of your Securities is not protected. Our cash payment on your Securities on the maturity date or repurchase date, if any, will be mainly based on any increase or decrease in the Index. You may lose all or a significant amount of your entire investment in the Securities if the value of the Index decreases substantially.

You Will Not Benefit from Any Increase in the Value of the Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the impact of the aggregate investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon repurchase by SEK. This will be true even if the value of the Index as of some date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of the aggregate investor fee.

There Are Restrictions on the Minimum Number of Securities You May Offer to SEK for Repurchase and on the Dates on Which the Securities May Be Repurchased

If you elect to offer your Securities to SEK for repurchase, you must offer at least $5,000,000 principal amount of the Securities to SEK at one time on any repurchase date. Your offer to SEK to repurchase your Securities on a repurchase date is only valid if BofAS receives such notice from your broker by no later than 5:00 p.m. on the fifth scheduled business day prior to the applicable valuation date preceding the applicable repurchase date. If BofAS does not receive an offer to repurchase by 5:00 p.m. on the fifth scheduled business day prior to the applicable valuation date, any offer will not be effective and we will not repurchase your Securities on the applicable repurchase date. Also, unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which SEK will repurchase your Securities will be July 25, 2022.  See “Specific Terms of Your Security — Repurchase Procedures” for more information.

The weekly repurchase feature is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value.  There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SEK’s Obligation to Repurchase Your Securities is subject to Substantial Restrictions

SEK will repurchase your Securities only if you are offering at least $5,000,000 principal amount of the Securities for any single repurchase and you have followed the procedures for repurchase detailed herein.  The minimum repurchase amount of $5,000,000 principal amount of the Securities and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause SEK to repurchase your Securities.  If you own Securities with an aggregate principal amount of less than $5,000,000, you will not be able to cause SEK to repurchase your Securities.  Also, because of the timing requirements of your offer for repurchase, settlement of any repurchase by SEK will be prolonged when compared to a sale and settlement in the secondary market.  As your offer for repurchase is irrevocable, this will subject you to market risk in the event the market fluctuates after BofAS receives your offer.

If you want to sell your Securities but are unable to meet the minimum repurchase requirements to have SEK repurchase your securities, or are unwilling to wait for a repurchase date, you may sell your Securities into the secondary market at any time, subject to the risks described below.  A trading market for the Securities may not develop.  Also, the price you may receive for the Securities in the secondary market may differ from, and may be significantly less than, their weekly repurchase value.

You Will Not Know the Weekly Repurchase Value you Will Receive at the Time You Offer Your Securities for Repurchase.

You will not know the repurchase amount you will receive at the time you offer your Securities for repurchase. Because your offer to SEK to repurchase your Securities is irrevocable and must be received by BofAS no later than 5:00 p.m., New York City time on the fifth scheduled business day before the applicable valuation date, you will not know the repurchase amount until the applicable valuation date. We will pay you the repurchase value, if any, on the applicable repurchase date, which is the fourth business day following the related valuation date. As a result, you will be exposed to market risk in the event the market fluctuates after you submit a valid offer to exercise your rights to have SEK repurchase your Securities, and prior to the applicable repurchase date.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the value of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•      the time remaining to the maturity of the Securities;

•      supply and demand for the Securities, including inventory positions with any market maker;

•      economic, financial, political, regulatory or judicial events that affect the level of the Index;

•       the prevailing rate of interest; and

•      the creditworthiness of SEK.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Historical and Hypothetical Historical Values of the Index, the Sub-indices or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index, the Sub-indices or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon repurchase by SEK, may bear little relation to the historical and hypothetical historical values of the Index, the Sub-indices or the Index Components.

The Index Calculation Agent may adjust the Sub-indices in a way that affects the level of the Index, and the Index Calculation Agent has no obligation to consider your interests

The Index Calculation Agent, who determines the composition of the Sub-indices can add, delete or substitute the stocks underlying the Index and the Sub-indices or make other changes in the Sub-indices that could change the level of the Index.  You should realize that the changing of companies included in the Sub-indices may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, the Index Calculation Agent may alter, discontinue or suspend the Index or any Sub-index.  Any of these actions could adversely affect the value of the Securities. The Index Calculation Agent has no obligation to consider your interests in revising the Index or any of the Index Components.

Your Return May Not Reflect the Return on a Direct Investment in the Stocks Included in the Sub-indices

The value of the Index is based on complex calculations that are designed with a particular strategy in mind.  The return on your Securities may not match the return you would have received had you invested directly in the Sub-indices or the Index Components and received the dividends paid on those stocks.

The Securities May Not Be a Suitable Investment for You

The Securities may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the value of the Index; you seek a guaranteed return of principal; you believe the value of the Index will decrease or will not increase by an amount sufficient to offset the impact of the aggregate investor fee during the term of the Securities; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are assessments of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any of the Index Components.

There May Not Be a Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although the Securities have been approved for listing, and are currently trading, on the NYSE Arca, there can be no assurance that a secondary market for the Securities will develop. No assurances can be given as to the continuation of the listing during the term of the Securities. We are not required to maintain any listing of the Securities on the NYSE Arca or any other exchange.

SEK May Stop Issuing or Selling Your Securities At Any Time

SEK has no obligation to issue or sell additional Securities at any time and may limit or restrict such sales or stop issuing or selling for any reason at any time. If SEK discontinues issuing and selling additional Securities, an imbalance between supply and demand for the Securities may arise, which could give rise to distortions in the market for the Securities and result in the Securities trading at a significant premium. If this circumstance occurs, the Securities could become highly volatile and subject to rapid and significant decreases in price with a reduction or elimination of premium at any time, independently of the performance of the Index, resulting in significant loss for any investors that had paid for such premium.

The Intraday Indicative Value and the Closing Indicative Value are not the Same as the Closing Price or Any Other Trading Price of your Securities in the Secondary Market

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of your Securities in the secondary market. The closing indicative value on the inception date was set to $10.00 for each $10.00 principal amount of your Securities. The closing indicative value on each calendar day following the inception date will be equal to the Principal Amount per Security times the (Current Index Level divided by the Initial Index Level) times the Current Fee Factor. An intraday indicative value of your Securities, which is our approximation of the value of the Securities, will be calculated and published by BofAS over Bloomberg under the ticker symbol EEHIV every 15 seconds during the NYSE Arca’s normal trading session from 9:30 a.m. to 4:00 p.m. Eastern time. Although the intraday indicative value of your Securities will be calculated and published every 15 seconds on each business day, your payment on the Securities at maturity or upon repurchase will be determined based on the closing indicative value on the applicable valuation date.

The trading price of the Securities at any time is the price at which you may be able to sell your Securities in the secondary market at such time, if one exists. The trading price of your Securities at any time may vary significantly from the intraday indicative value of the Securities at such time. Paying a premium purchase price over the intraday indicative value of the Securities could lead to significant losses in the event you sell your Securities at a time when such premium is no longer present in the marketplace or your Securities are repurchased, in which case you will receive a cash payment in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

Trading by SEK’s Hedge Counterparties and/or Their Affiliates and Other Transactions by SEK or Its Hedge Counterparties in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we have entered into a hedge with a counterparty to hedge our obligations under the Securities. Our hedge will initially be with BNP. Such counterparty may purchase the Index Components, futures or options on the Index Components, or other derivative instruments with returns linked to the performance of the Index Components or the Index to hedge their exposure and may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not intended to, any of these hedging activities may affect the market price of the Index Components and the value of the Index and, therefore, the market value of the Securities. It is possible that the counterparty to our hedge could receive substantial returns from these hedging activities while the market value of the Securities declines.

We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the Securities.

With respect to any of the activities described above, neither we nor our hedge counterparties have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date and have sold additional Securities since that date.  Additional Securities may be offered and sold in the future from time to time through BofAS acting as our agent.  Also, the number of Securities outstanding could be reduced at any time due to repurchases of the Securities by SEK as described in this pricing supplement.  Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities.  While you may elect to offer your Securities for repurchase by SEK prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $5,000,000 principal amount of Securities to SEK at one time for repurchase on any repurchase date.

The Business Activities of BofAS May Create Conflicts of Interest

BofAS and its affiliates expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that BofAS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their and their customers and in accounts under their management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, BofAS has published and in the future expects to publish research reports and trading advice with respect to some or all of the Index Components or the Sub-indices. This research and trading advice is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research and trading advice should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by BofAS or its affiliates may affect the market price of the Index Components and the value of the Sub-indices and the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither BofAS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

BNP May Discontinue the Index and Public Disclosure of Information Relating to the Index May Change Over Time

BNP is not under any obligation to continue to calculate the Index or required to calculate any successor index. If BNP discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon repurchase by SEK. In such event, the Securities Calculation Agent may designate a successor index selected in its sole discretion. If the Securities Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon repurchase by SEK will be determined by the Securities Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” and “—Discontinuance or Modification of the Index” in this pricing supplement.

You, as an investor in the Securities, should make your own investigation into the Index and BNP has no obligation to consider your interests as a holder of the Securities.

The Policies of BNP and Changes That Affect the Composition and Valuation of the Index or the Sub-indices Could Affect the Amount Payable on Your Security and Its Market Value

The policies of BNP concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components in the Sub-indices and the manner in which changes affecting the Sub-indices are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Security at maturity or upon repurchase by SEK and the market value of your Security prior to maturity.

Additional index components may satisfy the eligibility criteria for inclusion in the Sub-indices, and the index components currently included in the Sub-indices may fail to satisfy such criteria.  The weighting factors applied to each Sub-index may change, based on changes in the composition of the Sub-indices.  In addition, BNP may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index.  BNP may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index.  Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Securities Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the Securities Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of Your Security — Market Disruption Event”, “— Discontinuation or Modification of the Index” and “— Role of Securities Calculation Agent”.

There Are Potential Conflicts of Interest Between You and the Securities Calculation Agent

The Securities Calculation Agent will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon repurchase by SEK. For a more detailed description of the Securities Calculation Agent’s role, see “Specific Terms of the Securities — Role of Securities Calculation Agent” in this pricing supplement.

If S&P were to discontinue or suspend calculation or publication of the Index and BNP does not appoint another entity to calculate and publish the Index, it may become difficult to determine the value of the Index.  If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Securities Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the Index.  The circumstances in which the Securities Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities — Role of Securities Calculation Agent” in this pricing supplement.

The Securities Calculation Agent will exercise its judgment when performing its functions. For example, the Securities Calculation Agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the Securities Calculation Agent’s judgment as to whether the event has materially interfered with a hedge counterparty’s ability to unwind its hedge positions. Since these determinations by the Securities Calculation Agent may affect the market value of the Securities, the Securities Calculation Agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Securities Calculation Agent Can Postpone the Determination of the Value of the Index or the Maturity Date or a Repurchase Date

The determination of the value of the Index on a valuation date, including the final valuation date, may be postponed if the Securities Calculation Agent determines that a market disruption event has occurred or is continuing on such valuation date.

If postponement of a valuation date, other than the final valuation date, due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than four scheduled trading days, the value of the Index for such weekly repurchase date will be determined (or, if not determinable, estimated) by the Securities Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such weekly valuation date, as postponed. See “Specific Terms of the Securities — Payment Upon Repurchase.”

The index factor calculated on the final valuation date will equal the average of the closing values of the Index for the five scheduled trading days  immediately prior to and including the final valuation date divided by the initial index level. If there are fewer than five trading days during the five scheduled trading days prior to the scheduled final valuation date, the Securities Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If the final valuation date is postponed due to a market disruption event, the maturity date will also be postponed by an equal number of business days up to five business days.  See “Specific Terms of the Securities —Payment at Maturity.”

The U.S. Federal Income Tax Treatment of the Securities Is Uncertain

No statutory, administrative or judicial authority directly addresses the characterization of the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.  As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described under “United States Federal Income Tax Considerations.”  It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment described under “United States Federal Income Tax Considerations”, and that any such guidance could have retroactive effect.  Even if the tax treatment of the Securities is changed for any reason only on a prospective basis, that could affect our ability to issue additional Securities, which could affect liquidity for the Securities. See “—The Liquidity of the Market for the Securities May Vary Materially Over Time”.

THE INDEX

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, BNP. You, as an investor in the Securities, should make your own investigation into the Index and the Index Calculation Agent has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

Overview

The Index tracks the value of a notional portfolio composed of the ten component sub-indices of the S&P 500 Index (the “Sub-indices” and each, a “Sub-index”).  The value of the Index is based on the relative weights of the Sub-indices within the Index; such weights are monitored and may be rebalanced daily based on a momentum strategy.  In the first step of applying this momentum strategy, the weights of Sub-indices that outperform the S&P 500 Total Return Index (the “SPTR”) (on the basis of the semi-annual performance of a semi-annual moving average) are increased in the Index, while the weights of Sub-indices that underperform are reduced. In the second step, the weights are modified according to the correlation between each Sub-index and the SPTR. Sub-indices that correlate poorly compared to the SPTR may see their weight reduced, while Sub-indices that correlate highly may see their weight increased.  This procedure results in target weights.  If the target weights of the Sub-indices on each Index Calculation Day (as defined below) are sufficiently different from their current weights, the Index is rebalanced and the current weights are reset to the computed target weights.  Otherwise the current weights are left unchanged.  The Index is designed to take advantage of the disparate performance of the Sub-indices relative to each other and to the SPTR.  The Index is a proprietary index of BNP Paribas and is calculated and published by Standard & Poor’s (“S&P”) and published on Bloomberg under the symbol “SPBNPSP”.

How are the stocks in the S&P 500 Index assigned to the Sub-indices?

S&P assigns each component stock of the S&P 500 Index (the “Index Components”) into one of ten sectors based on its principal business activity using the Global Industry Classification Standard (“GICS”).  The GICS Sectors and the corresponding Sub-indices are set forth below:

Consumer Discretionary

S&P 500 Consumer Discretionary Index

Consumer Staples

S&P 500 Consumer Staples Index

Energy

S&P 500 Energy Index

Financial

S&P 500 Financials Index

Healthcare

S&P 500 Health Care Index

Industrial

S&P 500 Industrials Index

Materials

S&P 500 Materials Index

Telecommunication

S&P 500 Telecommunication Index

Technology

S&P 500 Information Technology Index

Utilities

S&P 500 Utilities Index

S&P will calculate and may rebalance the Index on a daily basis according to the allocation methodology described below. An intraday value of the Index will be calculated and published every 15 seconds throughout the New York Stock Exchange (the “NYSE”) trading day on each day on which the Securities are traded on the NYSE Arca.

How is the Index constructed?

The Index is constructed using a formula-based rebalancing methodology that assigns specific weights to each of the underlying Sub-indices and recalculates such weights on a daily basis.  An “Index Calculation Day” means (1) any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York, (2) a day on which trading is regularly conducted on the NYSE, the American Stock Exchange and the NASDAQ Stock Market and (3) a day on which a closing value is published for the ten Sub-indices.

Sub-Indices’ Values

The Index is a total return index.  Distributions paid by any of the Index Components are continuously re-invested in the Sub-Indices.  Taking into account the re-invested dividends, the level of each Sub-index, called the Sector Total Return Level is determined.  To determine the Sector Total Return Level on each Index Calculation Day, the Sub-index closing level is added to the net dividend for such Sub-index on such Index Calculation Day and the sum is divided by the closing level of the Sub-index on the day immediately preceding the Index Calculation Day.  That amount is then multiplied by the Sector Total Return Level for the previous day to determine the new Sector Total Return Level.  The initial Sector Total Return Level for each Sub-index was set to 100 as of January 4, 1991.

Index Calculation

The Index is calculated by reference to the Sector Total Return Levels and the weights of each Sub-index (determined as described below under “—Allocation Methodology”).  On each Index Calculation Day the value of the Index is determined by (1) for each Sub-index, taking the Sector Total Return Level on the Index Calculation Day and dividing it by the Sector Total Return Level as of the Reallocation Date (as defined below) immediately preceding the Index Calculation Day; (2) multiplying this total for each Sub-index by the weight of such Sub-index as of the Reallocation Date immediately preceding the Index Calculation Day; and (3) taking the sum of these amounts for each Sub-index and multiplying it by the Index level as of the Reallocation Date immediately preceding the Index Calculation Day.  The Index is rebalanced, and new weights are assigned to each of the Sub-indices, when a Reallocation Event (as described below) is deemed to occur, as determined by S&P.  The date on which the Index is rebalanced is referred to as a Reallocation Date.  The Index level was set to 100 as of January 4, 1991.

Allocation Methodology

How the weights of each Sub-index are calculated: On each Index Calculation Day, target weights will be calculated for each of the Sub-indices. These target weights factor in trend indicators, so that out-performing sectors have a greater target weight than under-performing ones, and correlation indicators, so that Sub-indices that correlate poorly to the SPTR may see their weight reduced. On each Reallocation Date, the Index will be rebalanced, with the weight of each Sub-index being set equal to its target weight on the day the Reallocation Event occurs.

When the Index is rebalanced: The target weights, calculated on each Index Calculation Day, factor in the latest trend indicators available. However, the Index is not rebalanced on every Index Calculation Day. It is rebalanced only when the target allocation (comprised of the ten target weights of the Sub-indices) is deemed sufficiently different from the allocation (comprised of the ten actual weights in use on such Index Calculation Day) which has been used for the Index since the last Reallocation Date. The Distance (as defined below) between the Index allocation in effect on any Index Calculation Day and the target allocation must be below 20%. The Distance between the current Index allocation and the target allocation is calculated on each Index Calculation Day.  A Reallocation Event is deemed to occur when the Distance is greater than 20%.  “Distance” is the Euclidian distance between the target and current allocations of the Sub-indices expressed as a percentage difference, as applicable.  The Index will be rebalanced on the second Index Calculation Day after the occurrence of a Reallocation Event.

Additions/Deletions of Sub-Indices

If S&P adds or deletes a Sub-index from its portfolio of indices, or if S&P adds or deletes Index Components from the Sub-indices, the Index shall be modified accordingly. However, the allocation methodology shall remain the same.

Hypothetical Historical Closing Levels of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or the Index Components will result in holders of the Securities receiving a positive return on their investment.

The Index was launched on January 7, 2007. The Index level was set at 100 on January 4, 1991.  The hypothetical historical data does not represent actual performance and should not be interpreted as an indication of actual performance.  The following table illustrates:

(i) on a hypothetical basis, how the Index would have performed from December 31, 1993 to January 6, 2007 based on the selection criteria and methodology described above using data on the Sub-indices published by S&P; and

(ii) on an actual basis, how the Index has performed from January 7, 2007 onwards.

December 31, 1998	519.95
December 31, 1999	674.29
December 29, 2000	697.11
December 31, 2001	622.13
December 31, 2002	528.31
December 31, 2003	677.20
December 31, 2004	779.54
December 30, 2005	850.26
December 29, 2006	999.05
December 31, 2007	1125.87
December 31, 2008	748.67
December 31, 2009	894.71
December 31, 2010	1034.71
December 30, 2011	1028.43
December 31, 2012	1144.14
December 31, 2013	1537.19
December 31, 2014	1704.59
December 31, 2015	1759.76
December 30, 2016	1926.13
December 29, 2017	2295.10
December 31, 2018	2151.12
December 31, 2019	2747.41

Source: Bloomberg

We have also provided below a comparison of the performance of the Index and the SPTR for the period starting January 1, 2003 and ending October 30, 2020.  We believe that this comparison is useful to inform you how the Index has performed over various economic environments relative to the SPTR which contains the same Index Components as the Index but which does not apply a momentum strategy to shift among the Sub-indices.  The historical levels of the Index and the SPTR do not give an indication of future performance of the Index or that the relationship between the past performance of the Index relative to the SPTR will continue in the future.  There can be no assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hypothetical Historical Performance of the Index

Source: Bloomberg. The results shown are based on indices starting January 1, 2003 and ending October 30, 2020 and are for illustrative purposes only. Both indices are rebased at 100 on January 1, 2003.

Use of the Index

BNP Paribas has consented to the use of the Index, in exchange for a fee, in connection with the issuance of the Securities.

SEK will be subject to a license agreement providing for the right to use the Index.

SPECTRUM LARGE CAP U.S. SECTOR MOMENTUM INDEX DEVELOPED BY BNP PARIBAS, S&P CUSTOM/BNP PARIBAS — SPECTRUM US SECTOR MOMENTUM INDEXTM, SPECTRUM INDEXTM AND SPECTRUM MOMENTUM INDEXTM ARE SERVICE MARKS OF BNP PARIBAS AND HAVE BEEN LICENSED FOR USE BY SEK.

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY BNP, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, S&P OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING THE INDEX (COLLECTIVELY, THE “BNP PARTIES”).  THE INDEX IS THE EXCLUSIVE PROPERTY OF BNP. S&P CUSTOM/BNP PARIBAS — SPECTRUM US SECTOR MOMENTUM INDEXTM IS A SERVICE MARK OF BNP OR ITS AFFILIATES AND HAS BEEN LICENSED FOR USE FOR CERTAIN PURPOSES.  THE SECURITIES HAVE NOT BEEN PASSED ON BY ANY OF THE BNP PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE BNP PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE BNP PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO SEK OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN THE SECURITIES PARTICULARLY, OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  BNP OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE INDEX WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE SECURITIES OR SEK OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY.  NONE OF THE BNP PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF SEK OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX.  NONE OF THE BNP PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION FOR WHICH THE SECURITIES MAY BE REPURCHASED.  NONE OF THE BNP PARTIES HAS ANY OBLIGATION OR LIABILITY TO SEK OR THE OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.  BNP’S ONLY RELATIONSHIP TO SEK IS WITH RESPECT TO CERTAIN TRADEMARKS AND TRADE NAMES OF BNP AND THE INDEX, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO SEK OR THE SECURITIES.

ALTHOUGH THE BNP PARTIES SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT THE BNP PARTIES CONSIDER RELIABLE, NONE OF THE BNP PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY SEK OF THE SECURITIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX OR ANY DATA INCLUDED

THEREIN AND NONE OF THE BNP PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX OR ANY DATA INCLUDED THEREIN. THE BNP PARTIES SHALL HAVE NO LIABILITY TO LICENSEE, SUB-LICENSEE OR ANY THIRD PARTY FOR ANY ACT OR FAILURE TO ACT BY IT IN CONNECTION WITH THE DETERMINATION, ADJUSTMENT, CALCULATION OR MAINTENANCE OF THE INDEX. FURTHER, NONE OF THE BNP PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE BNP PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO THE INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE BNP PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, SHOULD USE OR REFER TO ANY BNP TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE SECURITIES WITHOUT FIRST CONTACTING BNP TO DETERMINE WHETHER BNP’S PERMISSION IS REQUIRED.  UNDER NO CIRCUMSTANCES MAY ANY PERSON OR ENTITY CLAIM ANY AFFILIATION WITH BNP WITHOUT THE PRIOR WRITTEN PERMISSION OF BNP.

THE BNP PARTIES, SEK AND THEIR RESPECTIVE AFFILIATES ACKNOWLEDGE THAT THEY AND THEIR RESPECTIVE AFFILIATES MAY BE ABLE TO AFFECT OR INFLUENCE THE DETERMINATION, ADJUSTMENT OR MAINTENANCE OF THE INDEX.  THE BNP PARTIES, SEK AND THEIR RESPECTIVE AFFILIATES MAY DEAL IN ANY OBLIGATIONS OF ANY OF THE COMPANIES THAT COMPOSE THE INDEX, AND MAY, WHERE PERMITTED, ACCEPT DEPOSITS FROM, MAKE LOANS OR OTHERWISE EXTEND CREDIT TO, AND GENERALLY ENGAGE IN ANY KIND OF COMMERCIAL OR INVESTMENT BANKING OR OTHER BUSINESS WITH, SUCH COMPANIES OR AFFILIATES OF SUCH COMPANIES, AND MAY ACT WITH RESPECT TO SUCH BUSINESS AS IF THE INDEX DID NOT EXIST, REGARDLESS OF WHETHER SUCH ACTION MIGHT ADVERSELY AFFECT THE INDEX OR THE SECURITIES.

STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE S&P CUSTOM/BNP PARIBAS — SPECTRUM US SECTOR MOMENTUM INDEXTM, ANY DATA INCLUDED THEREIN, OR ANY DATA FROM WHICH IT IS BASED, AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED FROM THE USE OF THE S&P CUSTOM/BNP PARIBAS —SPECTRUM US SECTOR MOMENTUM INDEXTM. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P CUSTOM/BNP PARIBAS — SPECTRUM US SECTOR MOMENTUM INDEXTM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.  BNP PARIBAS HAS DEVELOPED, MAINTAINED AND IS RESPONSIBLE FOR THE METHODOLOGY THAT IS EMPLOYED IN CONNECTION WITH THE S&P CUSTOM/BNP PARIBAS — SPECTRUM US SECTOR MOMENTUM INDEXTM.  STANDARD AND POOR’S ROLE IS LIMITED TO PROVIDING CONSULTING SERVICES TO BNP PARIBAS AND PERFORMING CALCULATIONS AND DATA DISTRIBUTION IN CONNECTION WITH THE INDEX.

STANDARD & POOR’S DOES NOT SPONSOR, ENDORSE, SELL, OR PROMOTE ANY INVESTMENT FUND OR OTHER VEHICLE THAT IS OFFERED BY THIRD PARTIES AND THAT SEEKS TO PROVIDE AN INVESTMENT RETURN BASED ON THE RETURNS OF THE S&P CUSTOM/BNP PARIBAS — SPECTRUM US SECTOR MOMENTUM INDEX.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the value of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, prevailing interest rates, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the value of the Index, the general interest rate environment, as well as the perceived creditworthiness of SEK. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” of the value, which is our approximation of the Securities, will be published under the Bloomberg symbol EEHIV every 15 seconds during the NYSE Arca’s normal trading session from 9:30 a.m. to 4:00 p.m. Eastern time.  The actual trading price of the Securities may vary significantly from their indicative value. Additionally, BofAS expects to calculate and publish the closing indicative value of your Securities on each trading day.  The daily closing indicative value (as well as the daily closing trading price of the Securities on the NYSE) is published at the end of each trading day and available without charge on www.elementsetn.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined as follows:

Step one:  Divide the Current Index Level by the Initial Index Level

Step two:  Multiply the result of step one by the Principal Amount per Security;

Step three:  Multiply the result of step two by the Current Fee Factor.

This may also be expressed by the following formula:

Indicative Value  =  Principal Amount per Security  X  (Current Index Level  /  Initial Index Level) X  Current Fee Factor

where:

Principal Amount per Security  =  $10;

Current Index Level  =  The most recent published level of the Index available;

Initial Index Level  =  1,063.97; and

Current Fee Factor  =  The most recent daily calculation of the fee factor with respect to your Securities, determined as described above (which, during any trading day, will be the fee factor determined on the preceding calendar day).

The intraday indicative value is meant to approximate the value of the Securities at a particular time.  There are four elements of the formula:  the Principal Amount per Security, the Initial Index Level, the Current Index Level and the Current Fee Factor.  Because

the first two elements of the formula are fixed and the Current Index Level and Current Fee Factor are variable, the intraday indicative value translates the change in the Index level over time, as measured at the date of measurement, into an approximation of the expected value of the Securities, after taking the fee factor into account.  The intraday indicative value may be useful as an approximation of what price an investor in the Securities would receive if the Securities were to be repurchased or if they matured, each at the time of measurement.  The intraday indicative value may be helpful to an investor in the Securities when comparing it against the Securities’ trading price on the NYSE and the most recently published level of the Index.

The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads.  The actual trading price of the Securities may vary significantly from their indicative value.

As discussed in “Specific Terms of the Securities — Payment Upon Repurchase”, you may, subject to certain restrictions, choose to offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities.  If you elect to offer your Securities to SEK for repurchase, you must offer at least $5,000,000 principal amount of the Securities at one time for repurchase by SEK on any repurchase date during the term of the Securities.  If you offer your Securities for repurchase on a particular repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.  The weekly repurchase value is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

If you want to sell your Securities but are unable to meet the minimum repurchase requirements to have SEK repurchase your securities, or are unwilling to wait for a repurchase date, you may sell your Securities into the secondary market at any time, subject to the risks described under “Risk Factors—The Market Value of the Securities May Be Influenced by Many Unpredictable Factors” and “—There May Not Be a Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses.”  Also, the price you may receive for the Securities in the secondary market may differ from, and may be significantly less than, their weekly repurchase value.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the sections entitled “Description of the Notes—Form of the Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the Securities and of the indenture, dated as of August 15, 1991, as supplemented by the Supplemental Indenture dated as of June 2, 2004, a Second Supplemental Indenture dated as of January 30, 2006, a Third Supplemental Indenture dated as of October 23, 2008, a Fourth Supplemental Indenture dated as of March 8, 2010 and a Fifth Supplemental Indenture dated as of November 3, 2020 between SEK and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee (referred to as the trustee), under which the Securities will be issued (the indenture). This is the same indenture under which we issued Securities relating to Registration Statement No. 333-131369,

Registration Statement No. 333-156118, Registration Statement No. 333-199784 and Registration Statement No. 333-221336. You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to SEK on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $10 stated principal amount.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the value of the Index from the inception date to the value calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of your Securities times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

The index factor calculated on the final valuation date will equal the average of the closing values of the Index for the five trading days  immediately prior to and including the final valuation date (the “calculation period”) divided by the initial index level. The initial index level is equal to 1,063.97.  If a market disruption event occurs and is occurring during the calculation period, then the Securities Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days.  If there are fewer than five trading days during calculation period and the five scheduled trading days after the calculation period (the “extended valuation period”), the index factor will equal the average of the closing values of the Index on those trading days.  If there is one trading day during the calculation period and extended valuation period, the index factor will equal the closing value of the Index on that trading day. If there are no trading days during the calculation period and extended valuation period, then the index factor will be calculated by reference to the closing value of the Index determined (or, if not determinable, estimated by the Securities Calculation Agent in a manner which it considers commercially reasonable under the circumstances) on the final scheduled trading day in the extended valuation period.  If the final valuation date is postponed due to a market disruption event as described above, the maturity date will also be postponed by an equal number of business days up to five business days.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.75%.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities. If you choose to offer your Securities for repurchase, you must offer at least $5,000,000 principal amount of Securities to SEK for repurchase on any repurchase date. If you offer at least $5,000,000 principal amount of Securities to SEK for repurchase and fulfill the repurchase procedures described below for a repurchase date, SEK will be obligated to repurchase your Securities, and on the repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

The index factor on the relevant valuation date is the closing value of the Index on that day divided by the initial index level. The initial index level is equal to 1,063.97.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.  The annual investor fee is equal to 0.75%.

A valuation date is each Tuesday from October 30, 2007 to August 2, 2022 (which is referred to as the final valuation date) inclusive or, if such date is not a trading day, the next succeeding trading day, unless the Securities Calculation Agent determines that a market disruption event occurs or is continuing on that day.  The weekly scheduled valuation date may be postponed due to a market disruption event up to four scheduled trading days.  If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than four scheduled trading days, the value of the Index for such weekly repurchase date will be determined (or, if not determinable, estimated) by the Securities Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such weekly valuation date, as postponed.  If the valuation date is postponed due to a market disruption event, the repurchase date will also be postponed by an equal number of business days.

A repurchase date is the fourth business day following a valuation date.  The first weekly repurchase date was November 5, 2007.  Unless the scheduled repurchase date is postponed due to a market disruption event as described above, the final day on which SEK will repurchase your Securities will be July 25, 2022.

In the event that payment upon repurchase by SEK is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

The Securities are not redeemable at the option of SEK.  However, the indenture under which the Securities are issued permits us to elect to redeem the Securities upon the occurrence of a change in Swedish tax law requiring us to withhold amounts payable on the Securities in respect of Swedish taxes and, as a result, to pay additional amounts. See “Description of Debt Securities —Optional Redemption Due to Change in Swedish Tax Treatment” in the accompanying prospectus.

Repurchase Procedures

You may, subject to the minimum repurchase amount described above, elect to offer your Securities to SEK for repurchase on any repurchase date during the term of the Securities. If you wish to offer your Securities to SEK for repurchase, you and your broker must follow the following procedures:

•      your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to BofAS by 5:00 p.m., New York City time, on the fifth scheduled business day before the applicable valuation date prior to the applicable repurchase date. You must offer $5,000,000 principal amount or more of your Securities for repurchase by SEK on any repurchase date. BofAS must acknowledge receipt from your broker in order for your offer to be effective;

•      your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable weekly repurchase value, facing BofAS; and

•      your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the fourth business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If BofAS does not receive your offer for repurchase from your broker or DTC participant by 5:00 p.m., on the fifth scheduled business day prior to the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your Securities on the applicable repurchase date.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “— Payment at Maturity” and “— Payment Upon Repurchase” above, the Securities Calculation Agent will determine the value of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the value of the Index may be postponed if the Securities Calculation Agent determines that, on a valuation date, a market disruption event has occurred or is continuing.

Any of the following will be a market disruption event as determined by the Securities Calculation Agent:

•      any suspension of, absence or material limitation on trading on the primary exchange on which the Index Components trade as determined by the Securities Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the number of stocks that then comprise any Sub-index or any successor index;

•      any event that disrupts or impairs (as determined by the Securities Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for 20% or more of the number of stocks that then comprise  any Sub-index or any successor index;

•      a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the number of stocks that then comprise any Sub-index or any successor index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•      if in the future, such markets become relevant to the calculation or hedging of the Index, any suspension of or material limitation on trading on the primary exchanges that trade options contracts or futures contracts related to the Index Components as determined by the Securities Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index; or

•      any other event, if the Securities Calculation Agent determines, after consultation with SEK and the hedge counterparties and agreement among such parties, that the event materially interferes with our hedge counterparties’ ability to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

For the purpose of determining whether a market disruption event has occurred:

•      a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a market disruption event;

•	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

•	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

•	for the purpose of the first bullet of this section above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Securities Calculation Agent, will be considered “material”.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of each Security at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture.

Default Amount

If a holder of a Security accelerates the maturity of the Security upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be the weekly repurchase value determined by the Securities Calculation Agent on the next valuation date.

Further Issuances

We have since the inception date and may in the future from time to time, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional securities frequently.  We may consolidate the additional securities to form a single class with the outstanding Securities.  Requests for additional distributions may be made to BofAS but acceptance of such requests will be at SEK’s discretion and SEK will be under no obligation to accept such requests.

Discontinuance or Modification of the Index

If BNP discontinues publication of the Index and BNP or any other person or entity publishes an index that the Securities Calculation Agent, after consultation with SEK, determines is comparable to the Index and approves as a successor index, then the Securities Calculation Agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by SEK by reference to such successor index for the period following the discontinuation of the Index.

If the Securities Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing value of the Index is not available because of a market disruption event or for any other reason, on the date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to us or the Securities Calculation Agent on the relevant date, the Securities Calculation Agent, after consultation with SEK, will determine the amount payable by a computation methodology that the Securities Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Securities Calculation Agent determines that the Index, the Sub-indices, the Index Components or the method of calculating the Index has been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by BNP or the Index Calculation Agent under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Sub-indices or the Index Components, or is due to any other reason — then the Securities Calculation Agent, after consultation with SEK, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon repurchase by SEK is equitable.

All determinations and adjustments to be made by the Securities Calculation Agent with respect to the value of the Index and the amount payable at maturity or upon repurchase by SEK or otherwise relating to the value of the Index may be made in the Securities Calculation Agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Securities Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Securities Calculation Agent

BofAS will serve as the Securities Calculation Agent. The Securities Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon repurchase by SEK, market disruption events (see “Market Disruption Events”), business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing value of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your Securities at maturity or upon repurchase by SEK and any other calculations or determinations to be made by the Securities Calculation Agent as specified herein. The Securities Calculation Agent will rely upon the published value of the Index.  If BNP discontinues publication of the Index, the Securities Calculation Agent may designate a successor index selected in its sole discretion and shall be solely responsible for determining the value of the Securities based on its calculation of such successor index.  Absent manifest error, all determinations of the Securities Calculation Agent will be final and binding on you and us, without any liability on the part of the Securities Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Securities Calculation Agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.”

In connection with the sale of the Securities in the past, we have entered into hedges with one or more third party counterparties to hedge our obligations under the Securities.  We may enter into additional hedges with one or more third party counterparties in the future.  Such third parties may execute transactions that may involve purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, such third parties may enter into additional hedging transactions or unwind those hedging transactions they previously entered into. In this regard, such third parties may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components, the Sub-indices or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	any combination of the above two.

Such third parties may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

Such third parties may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on Index Components or listed or over-the-counter options, futures, or other instruments linked to the level of the Sub-indices or the Index, as well as other indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by SEK. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities by a U.S. holder who purchases Securities in the initial offering at their original offering price and holds the Securities as capital assets.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, IRS rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies or, tax-exempt organizations, or partnerships or other entities classified as partnerships (or partners therein) (2) persons holding Securities as part of a straddle, hedge, conversion transaction or as part of a “synthetic security” or other integrated investment, (3) persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons whose functional currency is not the U.S. dollar, or (4) traders in securities that elect to use a mark to market method of accounting for their securities holdings.  This summary addresses only U.S. federal income tax consequences, and does not address alternative minimum taxes, consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income or state, local or foreign taxes.  Investors should consult their own tax advisors in determining the tax consequences to them of holding the Securities under such tax laws, as well as the application to their particular situation of considerations discussed below.

“U.S. holder” means a beneficial owner of the Securities that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) any other entity or person generally subject to U.S. federal income tax on a net income basis in respect of the Securities. A “non-U.S. holder” means a beneficial owner of the Securities that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

The following discussion assumes that none of the companies included in the Index is, or will become at any time during the term of the Securities, either a passive foreign investment company or a United States real property holding company, in each case as determined for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Securities could differ significantly from the consequences described below.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Securities for U.S. federal income tax purposes.  As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion.  A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Securities.  Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. holders

We intend to take the position that the Securities will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Security, you will be deemed to have agreed to that treatment.  The remainder of this discussion assumes that the Securities will be so treated.  We also will take the position that at the time of issuance of your Security you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Security to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date.  Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Security, but instead will be commingled with our other assets.

Sale, exchange or other taxable disposition of Securities.  A U.S. holder’s initial tax basis in the Securities will be the price at which the U.S. holder purchased the Securities.  Upon the sale, exchange or other disposition of Securities in a taxable disposition, the holder generally will recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the holder’s adjusted tax basis in the Security.  Under the treatment agreed to above, the gain or loss generally should be capital gain or loss.  The gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Security more than one year immediately before the disposition.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Potential Application of Constructive Ownership Rules.  Some or all of the net long-term capital gain arising from certain constructive ownership transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any deemed underpayment of tax with respect to the deferral of such ordinary income. The “constructive ownership” rules could potentially be applicable to Securities with a term greater than one year in circumstances where the underlying equity includes an equity interest in a “pass-through entity,” as defined under the Code (such as a regulated investment company, a passive foreign investment company or a real estate investment trust). These rules have no immediate application to certain derivative financial instruments, including any Securities, where the underlying equity represents an index or stock of a specific company, assuming the specific company and each of the companies included in the index is not, and will not become at any time during the term of the Securities, a passive foreign investment company, a regulated investment company or a real estate investment trust for U.S. federal income tax purposes. These rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include certain derivative financial instruments in respect of the stock of all corporations. These rules also direct the U.S. Treasury Department to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on any underlying asset from the scope of “constructive ownership” transactions. This category may include the Securities. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Possible alternative treatment.  It is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences different from those described above.  For instance, the IRS could seek to tax a holder of the Securities in a manner consistent with the taxation of a direct investment in the Index Components. In addition, under alternative characterizations of the Securities, it is possible, for example, that the Securities could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options.  Under these alternative characterizations, the timing and character of income from the Securities could differ substantially.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. It is possible that future legislation would cause U.S. holders of prepaid forwards to be subject to tax on a mark-to-market basis, or that future legislation, regulations or other IRS guidance would require U.S. holders of prepaid forwards to recognize income on a current basis at ordinary rates (as opposed to capital gains rates), possibly in excess of any amounts paid currently.  It is also possible that U.S. holders of prepaid forwards could be required to treat the Securities in another matter that significantly differs from the agreed-to treatment discussed above.  It is impossible to predict how future legislation or regulatory changes would impact the treatment of prepaid forward contracts. Prospective investors are encouraged to consult their own tax advisors about the potential impact of proposed legislative and regulatory changes in the taxation of derivatives contracts and commodities positions, and the likelihood that any of the foregoing may take effect.

U.S. holders are urged to consult their tax advisors regarding the potential effects of the foregoing developments on the tax treatment of the Securities.

Backup withholding tax and information reporting.  Information returns will be filed with the IRS in connection with payments on the Securities made to certain U.S. holders. In addition, payments on the Securities and the proceeds received from the sale of Securities will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements.  Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the holder provides the required information to the IRS.

Consequences to non-U.S. holders

Gain or loss on disposition.  Subject to the discussion below under “Information reporting and backup withholding,” “Dividend equivalent payments,” and “FATCA,” a non-U.S. holder will generally not be subject to U.S. federal income tax, including withholding taxes, on gain realized on the sale, exchange, maturity or repurchase by SEK of a Security.

Dividend equivalent payments. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax (or a lesser rate determined under an applicable income tax treaty) if paid to a non-U.S. holder.  Under regulations, a “dividend equivalent” payment includes amounts payable on certain structured notes (“section 871(m) transactions”), including the Securities, that are treated as attributable to dividends from underlying U.S. equities.  Pursuant to a delayed effective date for certain exchange-traded notes including the Securities, withholding tax on dividend equivalent payments with respect to the Securities will be required only for payments made on or after January 1, 2020 for Securities issued on or after January 1, 2017.  Securities issued before January 1, 2017 will not be subject to this withholding tax.  If a Security is subject to withholding tax on dividend equivalent payments, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.   Prospective investors should contact their U.S. tax advisors regarding the application of Section 871(m) to the Securities.

Information reporting and backup withholding.  In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, unless either we or our paying agent has actual knowledge that the holder is a U.S. person.  The amount of any backup withholding from a payment to a non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), holders and beneficial owners of the Securities may be required to provide to a financial institution in the chain of payments on the Securities information and tax documentation regarding their identities, and in the case of a holder that is an entity, the identities of their direct and indirect owners, and this information may be reported to relevant tax authorities, including the IRS.  Moreover, starting at the earliest on  the date that is two years after the date of publication in the United States Federal Register of final regulations defining the term “foreign passthru payment,” we, the paying agents, and other financial institutions through which payments are made, may be required to withhold U.S. tax at a 30% rate on “foreign passthru payments” paid to an investor who does not provide information sufficient for the institution to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States account” of the institution, or to an investor that is, or holds the Securities directly or indirectly through, a non-U.S. financial institution that is not in compliance with FATCA.  Under a grandfathering rule, this withholding tax will not apply unless the Securities are issued or materially modified after the date that is six months after the date on which final United States Treasury Regulations defining the term “foreign passthru payment” are filed with the United States Federal Register.  If U.S. withholding tax were to be deducted or withheld from payments on any Securities as a result of a failure by an investor (or by an institution through which an investor holds the Securities) to comply with FATCA, neither we nor any paying agent nor any other person would, pursuant to the terms of the Securities, be required to pay additional amounts as a result of the deduction or withholding of such tax.  These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country.  Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the Securities.

Prospective purchasers of the Securities should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and Nuveen Investments, acting as our agents, sold Securities on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount. Since the inception date, additional Securities have been and may in the future continue to be offered and sold from time to time through BofAS, acting as our agent, to investors and to dealers acting as principals for resale to investors. We have in the past and we will in the future receive proceeds equal to 100% of the offering price of Securities sold after the inception date.  We will deliver the Securities against payment therefor on a date that is greater than two business days following the date of sale of any Securities.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities that are to be issued more than two business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BofAS and each dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of securities.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters.  If these activities are commenced, they may be discontinued at any time.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

SEK has retained BofAS, a FINRA member, to provide certain services relating to the distribution of the Securities. SEK also has entered into a license agreement with BofAS pursuant to which BofAS has licensed SEK to use certain of its intellectual property in connection with the Securities. BofAS and its affiliates will be paid a fee for their services, from the investor fee, equal to 0.35% per annum. The amount of the fees that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the Securities.

From time to time, BofAS and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP has acted as special tax counsel to SEK and has acted as special United States counsel to the agent.

ANNEX A

FORM OF OFFER FOR REPURCHASE

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:
BofA Securities, Inc., as Securities Calculation Agent (“BofAS”)
Fax: 212-738-1747

Re: ELEMENTSSM Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas due 2022 issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (the “ELEMENTS”)

The undersigned beneficial owner hereby irrevocably offers to Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”) the right to repurchase the ELEMENTS in the amounts and on the date set forth below.

Name of beneficial holder:

Principal amount of ELEMENTS offered for repurchase (You must offer at least 500,000 ELEMENTS ($5,000,000 principal amount) for repurchase at one time for your offer to be valid.):

Applicable valuation date:          , 20

Applicable repurchase date:           , 20

Contact Name:

Telephone #:

My ELEMENTS are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ELEMENTS):

Name:
DTC Account Number (and any relevant sub-account):
Contact Name:
Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ELEMENTS specified above will not be repurchased unless (i) this offer, as completed and signed by the DTC Participant through which my ELEMENTS are held (the “DTC Participant”), is delivered to BofAS by the close of business five business days prior to the applicable valuation date, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing BofAS, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to BofAS as booked for settlement via DTC at or prior to 10:00 a.m. on the applicable repurchase date.

The undersigned acknowledges that the repurchase obligation is solely an obligation of SEK and BofAS is acting only to facilitate the repurchase by SEK and that repurchase is conditioned upon receipt by BofAS of funds from SEK.

[Beneficial Holder]

A-1

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO BofAS BY THE CLOSE OF BUSINESS FIVE BUSINESS DAYS PRIOR TO THE APPLICABLE VALUATION DATE

[PART B: TO BE COMPLETED BY BROKER]

BROKER’S CONFIRMATION OF REPURCHASE

Dated:
BofA Securities, Inc., as Securities Calculation Agent

Re: ELEMENTSSM Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas due 2022 issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (the “ELEMENTS”)

Dear Sirs:

The undersigned holder of ELEMENTSSM Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index developed by BNP Paribas due 2022 issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) CUSIP No. 870297 504 (the “ELEMENTS”) hereby irrevocably offers to Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) the right to repurchase, on the Repurchase Date of          , with respect to the number of the ELEMENTS indicated below as described in the pricing supplement relating to the ELEMENTS (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the number of ELEMENTS specified below at a price per ELEMENT equal to the repurchase value, facing BofA Securities, Inc., DTC #161 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:
Title:
Telephone:
Fax:
E-mail:

Principal amount of ELEMENTS offered for repurchase (You must offer at least 500,000 ELEMENTS ($5,000,000 principal amount) for repurchase at one time for your offer to be valid):

DTC # (and any relevant sub-account):

A-2

ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker’s Name:

Telephone #:

Aggregate Value of the ELEMENTS:

DTC participant for settlement on behalf of the beneficial owner of the ELEMENTS:

Contact BofA Securities, Inc. for settlement details.
Name:
Telephone:

B-1

ELEMENTSSM

Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index

developed by BNP Paribas

due August 8, 2022

PRICING SUPPLEMENT

Dated November 3, 2020

BofA Securities

As Agent for

ELEMENTSSM and  are service marks of Bank of America Corporation.